Contacts:
Stacy A. Kruse
Chief Financial Officer and Treasurer
Wilsons The Leather Experts Inc.
(763) 391-4000
For Immediate Release
Wilsons The Leather Experts Inc. Announces
Fourth Quarter and Full-Year 2007 Operating Results
     MINNEAPOLIS — (BUSINESS WIRE) — March 4, 2008 — Wilsons The Leather Experts Inc. (NASDAQ: WLSN) today announced results for the quarter and full year ended February 2, 2008.
     Net sales for the fourth quarter ended February 2, 2008 decreased 8.7% to $121.4 million compared to $133.0 million for the same period last year. Comparable store sales for the fourth quarter ended February 2, 2008 decreased 2.4% compared to a decrease of 21.6% in the same period last year.
     Wilsons Leather reported a net loss for the 2007 fourth quarter of $8.4 million. The net loss available to the common shareholders for the 2007 fourth quarter was 9.2 million or $0.23 per basic and diluted share. The basic and diluted loss per share calculation includes a non-cash impairment charge of $19.7 million under FASB 144 related to the mall stores that were liquidated as well as the assets in the go-forward mall stores. Also included is a $0.8 million Series A preferred stock paid-in-kind dividend payable. Excluding the impairment charge and the Series A preferred dividend, net income and diluted earnings per share for the 2007 fourth quarter were $11.3 million and $0.16, respectively, compared to net income for the 2006 fourth quarter of $12.0 million, or $0.31 per basic and diluted share.
     Net sales for the year ended February 2, 2008 decreased 12.7% to $280.4 million compared to $321.3 million last year. Comparable store sales for the 2007 fiscal year decreased 10.4% compared to a decrease of 17.2% for the same period last year.
     The 2007 net loss was $77.5 million. The net loss available to the common shareholders for 2007 was $96.8 million or $2.46 per basic and diluted share. The basic and diluted loss per share calculation for 2007 includes $19.3 million of adjustments that increased our net loss available to common shareholders by $0.49 per basic and diluted share as a result of our June 2007 equity financing. The 2007 year-to-date net loss and basic and diluted loss per share, excluding the $19.7 million fourth quarter impairment charge and financing adjustments, were $57.8 million and $1.47, respectively, compared to a 2006 year-to-date net loss of $33.1 million, or $0.85 per basic and diluted share.
     A reconciliation of the U.S. generally accepted accounting principles (“GAAP”) net income (loss) and earnings (loss) per basic and diluted share for the 2007 periods with and without the impact of the adjustments related to the June 2007 equity financing and fourth quarter impairment charge appears in an accompanying table. GAAP net income (loss) and earnings (loss) per basic and diluted share, excluding the financing adjustments and impairment charge, are measures of performance that are not defined by GAAP and should be viewed in addition to, and not in lieu of, GAAP net income (loss) and earnings (loss) per basic and diluted share as reported on a GAAP basis. We believe that this non-GAAP disclosure provides meaningful information for comparative purposes.
     Michael Searles, Chief Executive Officer, commented, “2007 was obviously a disappointing year for Wilsons Leather. Our number one priority was to improve our operating performance and grow sales and profitability. We missed the mark on improving the top line, and as a result have taken a significant step back from a working capital perspective.

Wilsons Leather
7401 Boone Avenue North
Brooklyn Park, Minnesota 55428
763.391.4000
www.wilsonsleather.com

We do not believe that a specialty leather outerwear concept is any longer relevant in today’s marketplace. That is why we have embarked on a course of action that includes closing the majority of our mall stores and changing the primary format of our go-forward mall stores to a branded accessories based concept.”
About Wilsons Leather
     Wilsons Leather is the leading specialty retailer of leather outerwear, accessories and apparel in the United States.
     Except for historical information, matters discussed in this press release are forward-looking statements that involve risks and uncertainties, and actual results may be materially different. Such statements are based on information available to management as of the time of such statements and include statements related to future comparable store sales results, business strategies, changes to merchandise mix, and future sales results. Factors that could cause actual results to differ include: risks associated with strengthening our existing store base and brand strategy development; continued declines in comparable store sales; our ability to expand the accessories business and acquire a suitable accessories brand; the potential need for funding in addition to our cash flow from operations and existing credit facilities; dependence on our key supplier for our designer label outerwear merchandise to implement our designer label outerwear merchandise strategy; changes in customer shopping patterns; the potential for additional impairment losses if our operating performance does not improve; competition in our markets; uncertainty in general economic conditions; unseasonably warm weather; our inability to effectively respond to changes in fashion trends and consumer demands; decreased availability and increased cost of leather; risks associated with foreign sourcing and international business; seasonality of our business; our inability to renew existing license agreements and/or enter into new licensing agreements; the public sale into the market of common stock issued pursuant to options granted under our employee benefit plans or shares issued in our 2004 equity financing or issuable upon exercise of warrants delivered in connection with our 2004 equity financing, as well as shares issuable upon conversion and exercise of the preferred stock and warrants issued in connection with the financing that was completed on June 15, 2007; risks associated with estimates made by management based on our critical accounting policies; changes to financial accounting standards that may affect our results of operations; loss of key members of our senior management team; concentration of our common stock; volatility of the market price of our common stock; potential delisting of our common stock if we continue to be unable to satisfy the minimum bid price requirements; reliance on third parties for upgrading and maintaining our management information systems; war, acts of terrorism or the threat of either; and interruption in the operation of our corporate offices and distribution center. The information included in this press release is operative as of this date only. Wilsons Leather does not undertake any obligation to update its forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. In order to ensure that all investors continue to have equal access to the same information, Wilsons Leather will refrain from updating forward-looking statements made in this press release unless it does so through means designed to provide broad distribution of the information to the public.
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Wilsons Leather
7401 Boone Avenue North
Brooklyn Park, Minnesota 55428
763.391.4000
www.wilsonsleather.com

WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	February 2,	February 3,
	2008	2007(1)
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$7,362	$19,909
Accounts receivable, net	3,462	3,132
Inventories	58,307	74,897
Prepaid expenses	6,821	7,267
Income taxes receivable	141	—

TOTAL CURRENT ASSETS	76,093	105,205

Property and equipment, net	13,681	38,890
Other assets, net	815	1,250

TOTAL ASSETS	$90,589	$145,345

LIABILITIES, PREFERRED STOCK AND COMMON SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$16,288	$14,337
Accrued expenses	12,718	14,534
Income taxes payable	—	921
Deferred income taxes	723	220

TOTAL CURRENT LIABILITIES	29,729	30,012

Long-term debt	—	20,000
Income taxes payable	1,367	—
Other long-term liabilities	15,441	16,832

TOTAL LIABILITIES	46,537	66,044
Preferred stock	39,033	—
Total common shareholders’ equity	5,019	78,501

TOTAL LIABILITIES, PREFERRED STOCK AND COMMON SHAREHOLDERS’ EQUITY	$90,589	$145,345

(1)	Includes $19.7 million primarily related to the impairment of the mall store assets of the stores we are liquidating, as well as assets in our go-forward mall stores as of the end of fiscal 2007.
Note: The Company’s inventories are determined by the retail method on the last-in, first-out (“LIFO”) basis. The difference in inventories between the LIFO method and the first-in, first-out method was not material as of February 2, 2008 or February 3, 2007.

WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	For the three months ended
	February 2,	February 3,
	2008	2007
NET SALES	$121,424	$132,967
Cost of goods sold, buying and occupancy costs	78,212	82,985

GROSS MARGIN	43,212	49,982

Selling, general and administrative expenses	28,680	33,197
Depreciation and amortization	2,973	3,182
Asset impairments	19,705	736

OPERATING INCOME/(LOSS)	(8,146)	12,867
Interest expense, net	330	719

INCOME/(LOSS) BEFORE INCOME TAXES	(8,476)	12,148
Income tax provision (benefit)	(96)	184

NET INCOME/(LOSS)	$(8,380)	$11,964

Less: Preferred stock paid-in-kind dividends	(839)	—

NET INCOME/(LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$(9,219)	$11,964

BASIC AND DILUTED INCOME/(LOSS) PER SHARE:
Basic and diluted income/(loss) per share:	$(0.23)	$0.31

Weighted average shares outstanding — basic and diluted	39,321	39,190

WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	For the year ended
	February 2,	February 3,
	2008	2007
	(Unaudited)
NET SALES	$280,438	$321,262
Cost of goods sold, buying and occupancy costs	225,523	234,251

GROSS MARGIN	54,915	87,011

Selling, general and administrative expenses	99,657	109,423
Depreciation and amortization	11,319	12,462
Asset impairments	19,705	736

OPERATING LOSS	(75,766)	(35,610)
Interest expense, net	1,333	1,862

LOSS BEFORE INCOME TAXES	(77,099)	(37,472)
Income tax provision (benefit)	443	(4,377)

NET LOSS	$(77,542)	$(33,095)

Less: Preferred stock paid-in-kind dividends	(3,415)	—
Beneficial conversion feature on preferred stock	(14,877)	—
Deemed dividend to warrant holders	(967)	—

NET LOSS AVAILABLE TO COMMON SHAREHOLDERS	$(96,801)	$(33,095)

BASIC AND DILUTED LOSS PER SHARE:
Basic and diluted loss per share:	$(2.46)	$(0.85)

Weighted average shares outstanding — basic and diluted	39,277	39,154

WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES SUPPLEMENTAL INFORMATION
(In thousands, except per share amounts)
(Unaudited)

Reconciliation of the GAAP net income (loss) and basic and diluted earnings (loss) per share to adjusted net income (loss) and basic and diluted earnings (loss) per share.

	For the three months ended February 2, 2008
	Net income (loss)	Earnings (loss) per
		diluted share(2)
As reported	$(8,380)	$(0.23)
Adjustment (1)	(19,705)	(0.50)

Adjusted	$11,325	$0.16

Weighted average shares outstanding — diluted	39,321	70,104

(1)	Includes $19.7 million primarily related to the impairment of our mall store assets as of the end of fiscal 2007.

(2)	Weighted average shares outstanding as adjusted includes approximately 30.8 million shares of common stock that would be outstanding upon conversion of the outstanding convertible preferred stock.

	For the year ended February 2, 2008
	Net loss	Loss per basic
		and diluted share
As reported	$(77,542)	$(2.46)
Adjustment (1)	(19,705)	(0.50)

Adjusted	$(57,837)	$(1.47)

Weighted average shares outstanding — basic and diluted	39,277	39,277

(1)	Includes $19.7 million primarily related to the impairment of the mall store assets of the stores we are liquidating, as well as assets in our go-forward mall stores as of the end of fiscal 2007.